RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Pennsauken, NJ – March 1, 2016 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen and fifty-two week periods ended January 2, 2016.

RCM Technologies reported revenues of $47.4 million for the shorter thirteen week period ended January 2, 2016, a 3.9% decrease as compared to $49.3 million for the fourteen week period ended January 3, 2015 (the comparable prior year period). Gross profit was $13.7 million for the thirteen week period ended January 2, 2016, a 2.8% increase as compared to $13.3 million for the comparable prior year period.  Operating income was $2.4 million for the thirteen week period ended January 2, 2016, a 9.2% decrease as compared to $2.6 million for the comparable prior year period. Net income for the thirteen week period ended January 2, 2016 was $3.0 million, or $0.24 per diluted share, as compared to $1.7 million, or $0.14 per diluted share, for the comparable prior year period.  Net income for the thirteen week period ended January 2, 2016 reflects an income tax benefit of $0.9 million, as discussed in the following paragraph.

On December 31st, 2015 the Company sold certain assets of a subsidiary that resold and provided implementation services for QAD software (the “QAD business unit”) as part of the Company’s Information Technology segment. The sale of these assets generated a book loss of $0.1 million but triggered a worthless stock deduction that generated a net loss for tax purposes of $5.7 million. If not for this discrete tax deduction, the Company would have recorded income tax expense of $1.1 million during the thirteen week period ended January 2, 2016 instead of the income tax benefit of $0.9 million actually recorded.

The Company reported revenues of $185.7 million for the shorter fifty-two week period ended January 2, 2016, a 4.1% decrease as compared to $193.8 million for the fifty-three week period ended January 3, 2015 (the comparable prior year period). Gross profit was $51.9 million for the fifty-two week period ended January 2, 2016, as compared to $51.7 million for the comparable prior year period.  Operating income was $7.9 million for the fifty-two week period ended January 2, 2016, a 25.4% decrease as compared to $10.6 million for the comparable prior year period. Net income for the fifty-two week period ended January 2, 2016 was $6.0 million, or $0.47 per diluted share, as compared to $6.8 million, or $0.54 per diluted share, for the comparable prior year period. If not for the discrete tax deduction triggered by the sale of the Company’s QAD business unit the Company would have recorded income tax expense of $3.1 million during the fifty-two week period ended January 2, 2016 instead of the income tax expense of $1.1 million actually recorded.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, “While we are disappointed in our consolidated results for fiscal 2015, there are more than a few highlights that we believe will set the stage for a strong fiscal 2016 and beyond:
•	Our Healthcare segment grew revenues and gross profit by 32.4% and 36.4%, respectively, over fiscal 2014.
•
Our Information Technology segment essentially had level revenues and gross profit year-over-year despite revenues from its two largest 2014 life sciences clients reducing by $8.8 million in fiscal 2015 as compared to fiscal 2014. The decline in revenues is due to large discrete projects ending in late fiscal 2014 and early fiscal 2015.  Normalizing for these two clients, Information Technology segment revenues grew 18.4%.

•	Our HR Solutions practice in our Information Technology segment and our Energy Services, USA practice in our Engineering segment both had outstanding years.
•
We acquired Substation Design Services, a company specializing in utility transmission and distribution services, which added several new clients, including Atlantic City Electric, Baltimore Gas and Electric (BGE), Delmarva Power and Potomac Electric Power Company (PEPCO).

•	We won several exciting new and renewed contracts:
o	Six year master services agreement to provide engineering services to Bruce Power;
o	Four year exclusive temporary nurse staffing contract with the Chicago Public School system;
o	Two year extension of our exclusive temporary nurse staffing contract with the State of Hawaii Board of Education;
o
Signed numerous master service agreements and contracts in our Energy Services group, including with ABB Canada, American Electric Power (AEP), Alstom Grid Canada, Eversource Energy, Mastercard, Siemens Energy and Gas and Verizon.

•	We generated $12.5 million in cash flow from operations and paid out $12.5 million in a special cash dividend.

While there were many at RCM who contributed to the positive traction this year, I want to publicly recognize seven leaders that made significant contributions in fiscal 2015: Michael Saks and March Chafetz who lead our Healthcare Services segment; Tim Brandt, our Information Technology segment leader, Barbara Dockrill and David Pena who run our HR Solution practice; and Frank Petraglia and Bruce Goldman who lead our Energy Services practice as part of our Engineering segment. I want to thank and congratulate these seven leaders and their entire teams for strong performance in fiscal 2015. As we look to fiscal 2016, we are excited about the platform we have continued to build in 2015 and look forward to achieving improved consolidated results.”

Kevin Miller, Chief Financial Officer of RCM Technologies, added, “We generated significant cash flow in fiscal 2015 and returned another $12.5 million to our shareholders through a special cash dividend. We were able to issue the large dividend while only increasing our debt from $20.0 million at the end of 2014 to $21.0 million at the end of 2015. Including the stock buyback we completed in January 2013 and our ongoing buyback program, we have returned approximately $62.8 million to our shareholders through $4.00 in special cash dividends and stock repurchases. We are optimistic that we will deliver good cash flow again in fiscal 2016, through improved operating income and/or reduced days outstanding in our accounts receivable. We expect to improve our fiscal 2016 operating income as compared to fiscal 2015 by achieving attractive gross profit growth rates while efficiently managing our growth in SGA expense.  However, due to expected project delays in our Canadian Engineering group, we expect a slow start to fiscal 2016.”

Conference Call
On Wednesday, March 2, 2016, RCM Technologies will host a conference call to discuss these results. The call will begin at 3:00 p.m. Eastern Time.  The dial-in number is (800) 285-6670.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should,” “are optimistic” or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen	Fourteen
	Week Periods Ended
	January 2, 2016	January 3, 2015
Revenues	$47,407	$49,310
Cost of services	33,717	35,990
Gross profit	13,690	13,320
Selling, general and administrative	10,927	10,380
Depreciation and amortization	383	318
Operating income	2,380	2,622
Other (expense) income, net	(270)	102
Income before income taxes	2,110	2,724
Income tax (benefit) expense	(866)	1,007
Net income	$2,976	$1,717

Diluted net earnings per share data	$0.24	$0.14

	Fifty-Two	Fifty-Three
	Week Periods Ended
	January 2, 2016	January 3, 2015
Revenues	$185,736	$193,770
Cost of services	133,851	142,077
Gross profit	51,885	51,963
Selling, general and administrative	42,567	39,972
Depreciation and amortization	1,467	1,203
Operating income	7,851	10,518
Other (expense) income, net	(697)	83
Income before income taxes	7,154	10,601
Income tax expense	1,139	3,787
Net income	$6,015	$6,814

Diluted net earnings per share data	$0.47	$0.54

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	January 2, 2016	January 3, 2015
	(Unaudited)
Cash and cash equivalents	$985	$6,411
Accounts receivable, net	$50,946	$59,187
Total current assets	$64,529	$72,579
Total assets	$81,336	$87,273
Total current liabilities	$26,879	$23,633
Borrowing under line of credit	$21,000	$20,000
Net debt (borrowings less cash)	$20,015	$13,589
Total liabilities	$49,133	$44,408
Stockholders’ equity	$32,203	$42,865
Treasury stock	$10,365	$7,529

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen	Fourteen
	Week Periods Ended
	January 2, 2016	January 3, 2015
Net income	$2,976	$1,717
Adjustments to reconcile net income to cash provided by operating activities	2,173	1,146
Changes in operating assets and liabilities
Accounts receivable	989	711
Prepaid expenses and other current assets	(2,180)	(68)
Net of transit accounts receivable and payable	940	2,778
Accounts payable and accrued expenses	(331)	(2,020)
Accrued payroll and related costs	1,012	(1,439)
Income taxes payable	(586)	157
Total adjustments	2,017	1,265
Cash provided by operating activities	$4,993	$2,982

Net cash provided by (used in) investing activities	297	(138)
Net cash used in financing activities	(8,982)	(4,848)
Effect of exchange rate changes	135	110
Decrease in cash and cash equivalents	($3,557)	($1,894)

	Fifty-Two	Fifty-Three
	Week Periods Ended
	January 2, 2016	January 3, 2015
Net income	$6,015	$6,814
Adjustments to reconcile net income to cash provided by operating activities	5,377	4,724
Changes in operating assets and liabilities
Accounts receivable	4,261	(4,934)
Prepaid expenses and other current assets	(2,225)	(494)
Net of transit accounts receivable and payable	(1,323)	2,909
Accounts payable and accrued expenses	(80)	(2,988)
Accrued payroll and related costs	837	(2,321)
Income taxes payable	(381)	456
Total adjustments	6,466	(2,648)
Cash provided by operating activities	$12,481	$4,166

Net cash used in investing activities	(3,036)	(2,161)
Net cash used in financing activities	(14,188)	(4,556)
Effect of exchange rate changes	(683)	(355)
Decrease in cash and cash equivalents	($5,426)	($2,906)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
 (Unaudited)
(In Thousands)

	Thirteen Week Period Ended January 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$18,871	$14,200	$14,336	$47,407
Cost of services	13,481	9,883	10,353	33,717
Gross Profit	$5,390	$4,317	$3,983	$13,690
Gross Margin	28.6%	30.4%	27.8%	28.9%

	Fourteen Week Period Ended January 3, 2015
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$24,113	$15,126	$10,071	$49,310
Cost of services	18,189	10,544	7,257	35,990
Gross Profit	$5,924	$4,582	$2,814	$13,320
Gross Margin	24.6%	30.3%	27.9%	27.0%

	Fifty-Two Week Period Ended January 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$80,713	$58,885	$46,138	$185,736
Cost of services	60,472	40,787	32,592	133,851
Gross Profit	20,241	18,098	13,546	51,885
Gross Margin	25.1%	30.7%	29.4%	27.9%

	Fifty-Three Week Period Ended January 3, 2015
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$99,728	$59,202	$34,840	$193,770
Cost of services	75,887	41,278	24,912	142,077
Gross Profit	$23,841	$17,924	$9,928	$51,693
Gross Margin	23.9%	30.3%	28.5%	26.7%